UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2015

NATIONAL PENN BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-22537-01	23-2215075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

645 Hamilton Street, Suite 1100 Allentown, PA 18101
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (800) 822-3321

N/A
(Former name or former address, if changed since last report)
_____________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement - David B. Kennedy

On February 8, 2015, National Penn Bancshares, Inc. (“National Penn”) and National Penn Bank entered into an employment agreement with David B. Kennedy, Senior Executive Vice President and Chief Banking Officer of National Penn and National Penn Bank. Under the employment agreement, Mr. Kennedy will serve as Senior Executive Vice President and Chief Banking Officer of National Penn and National Penn Bank through February 7, 2018, with one-year extensions to the full term added one year in advance of the end of such term, unless the agreement is terminated. Such automatic extensions will cease in the February that follows Mr. Kennedy’s 63rd birthday.

Under the agreement, Mr. Kennedy’s base salary is $358,939. Under his employment agreement, his salary is subject to review and is eligible for annual merit salary increases, but not decreases. Mr. Kennedy is also entitled to participate in National Penn’s annual Executive Incentive Plan and is eligible for long-term incentive compensation awards. He is entitled to participate in all health insurance and benefit plans, group insurance, pension or profit-sharing plans or other plans providing benefits to National Penn employees generally. Mr. Kennedy is also entitled to life insurance coverage and long-term disability coverage paid for by National Penn and the receipt of an automobile allowance.

Mr. Kennedy’s employment agreement contains a change-in-control benefit that is payable if a change-in-control (as defined in the employment agreement) of National Penn occurs during the term of Mr. Kennedy’s employment agreement, followed by one or more triggering events (as defined in the agreement - generally, an adverse change in the terms of his employment). This benefit would be a lump sum cash payment equal to 200% of the sum of his base salary in effect immediately prior to the change-in-control event and his average cash bonus over the most recent three years.

National Penn may terminate Mr. Kennedy’s employment agreement at any time with or without cause (as defined in the agreement). If Mr. Kennedy is terminated without cause, the terms of his employment agreement will remain in effect for two years following the date of such termination, which will result in salary continuation and the continuation of certain health and welfare benefits during such period. Following a voluntary termination of employment by Mr. Kennedy, he is subject to a non-competition provision for the remaining term of his employment agreement that was in effect immediately prior to the voluntary termination. Following an involuntary termination without cause, Mr. Kennedy may elect to accept a position with another firm and terminate the non-competition provision, in which case the employment agreement and all payments otherwise to be made thereunder shall terminate. Mr. Kennedy's employment agreement also contains non-solicitation, non-competition and non-disclosure provisions.

The employment agreement supersedes the prior change-in-control agreement, as amended, by and among National Penn, National Penn Bank and Mr. Kennedy.

The preceding description of the employment agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the employment agreement, a copy of which is being filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits.

10.1	Employment Agreement, dated as of February 8, 2015, by and among National Penn Bancshares, Inc., National Penn Bank and David B. Kennedy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PENN BANCSHARES, INC.

By: /s/ Scott V. Fainor
Name: Scott V. Fainor
Title: President and CEO

Dated: February 8, 2015

EXHIBIT INDEX

Number        Description

10.1	Employment Agreement, dated as of February 8, 2015, by and among National Penn Bancshares, Inc., National Penn Bank and David B. Kennedy

4